EXHIBIT 99.1

OXiGENE Announces Restructuring to Focus Resources on Promising Earlier Stage Clinical Programs

SOUTH SAN FRANCISCO, Calif., Sept. 1, 2011 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, announced today a restructuring plan designed to focus the Company's capital resources on its most promising early-stage clinical programs and further reduce its cash utilization. Key aspects of the restructuring and its effects on the Company's current and planned clinical trials are as follows:

  At this time, a Company sponsored Phase 3 registrational study of ZYBRESTAT in patients with anaplastic thyroid cancer (ATC) funded by Company financial resources is not feasible. OXiGENE will continue to explore options for conducting such a study, including potential collaborations with national and international head and neck cancer cooperative groups. Future development decisions concerning ZYBRESTAT in patients with ATC will be made following a review of all options by OXiGENE's management and its board of directors.

  OXiGENE is concluding its Phase 2 ZYBRESTAT trial in non-small cell lung cancer (FALCON study). At this time, no decision regarding further development of the study of ZYBRESTAT in patients with NSCLC has been made. Any future development decisions concerning the study of ZYBRESTAT in patients with NSCLC will be made following review of final data by OXiGENE's management and its board of directors.

  OXiGENE plans to continue its investigator-sponsored Phase 1 trial of OXi4503 in patients with AML or myelodysplastic syndrome (MDS), being conducted at the University of Florida and with support by The Leukemia & Lymphoma Society's Therapy Acceleration Program.

  OXiGENE plans to continue its randomized Phase 2 trial of ZYBRESTAT in combination with bevacizumab in patients with relapsed ovarian cancer, which is an NCI-sponsored study conducted by the Gynecologic Oncology Group (GOG), an organization dedicated to clinical research in the field of gynecologic cancer.

  OXiGENE will evaluate additional early-stage development opportunities for its two product candidates, ZYBRESTAT and OXi4503, subject to available resources at the time.

  The Company is reducing its workforce by 11 full-time equivalent employees or approximately 61%.

  The Company will seek to reduce the amount of space it currently rents to conduct its operations as soon as practicable.

"OXiGENE's management and board have determined that the optimal course of action is to focus on advancing our earlier stage clinical development programs while completing the trials we or clinical investigators have initiated," said Peter Langecker, M.D., Ph.D., OXiGENE's Chief Executive Officer. "We were hopeful that we could further the development of ZYBRESTAT in anaplastic thyroid cancer with internal financial resources, but, in light of the challenges in funding such a rare orphan disease, that is not possible at the present time. The dire need of ATC patients for an effective therapy remains, however, and we intend to explore the feasibility of conducting the FACT 2 trial under National Cancer Institute's Cancer Therapy Evaluation Program sponsorship. Focusing our clinical resources on what we believe are our most promising early-stage clinical development opportunities and reducing our operating costs should allow us to conserve available resources. A reduction in force is never an easy decision to make, especially as we have such an excellent team here at OXiGENE. We want to express our sincere appreciation and gratitude to the employees who are affected by this restructuring, and we wish them well in future endeavors."

The Company is offering severance benefits to the terminated employees, and anticipates recording a total charge of approximately $1,200,000, primarily associated with personnel-related termination costs. In order to provide for an orderly transition, the Company intends to implement the reduction in work force in a phased manner. Therefore approximately $1,100,000 of the restructuring charge will be taken in the third quarter of 2011, with the remainder being taken over the following two quarters as the transition is effected. Substantially all of the charge is expected to represent cash expenditures. The Company anticipates that, with its current financial resources together with the amount remaining on its At-the-Market financing facility of $634,000, it will be able to complete the ongoing clinical studies outlined above. Should the Company decide to initiate additional studies, it would need to raise additional capital. Upon completion of the restructuring activities outlined above, the Company expects to reduce expenses from its current levels by an annual amount of approximately $2,000,000.

About OXiGENE, Inc.

OXiGENE is a clinical-stage biotechnology company developing novel small-molecule therapeutics to treat cancer and eye diseases. The Company's major focus is the clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.

The OXiGENE, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4969

About ZYBRESTAT (fosbretabulin tromethamine / CA4P)

ZYBRESTAT is being evaluated in studies of patients with anaplastic thyroid cancer, non-squamous non-small cell lung cancer, platinum-sensitive ovarian cancer and other clinical trials. OXiGENE believes that ZYBRESTAT has the potential to become an important therapeutic option in a novel class of small-molecule drug candidates called vascular disrupting agents. Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical trials in solid tumors, ZYBRESTAT has suggested potent and selective activity against tumor vasculature, as well as possible clinical activity against anaplastic thyroid cancer, ovarian cancer and various other solid tumors.

About OXi4503

OXi4503 (combretastatin A1 di-phosphate / CA1P) is a dual-mechanism vascular disrupting agent (VDA) that is being developed in clinical trials for the treatment of leukemias and solid tumors. Like its structural analog ZYBRESTAT, OXi4503 has been observed to block and destroy tumor vasculature, resulting in extensive tumor cell death and necrosis. In addition, preclinical data indicate that OXi4503 is metabolized by oxidative enzymes (e.g., tyrosinase and peroxidases), which are elevated in many solid tumors and tumor white blood cell infiltrates, to an orthoquinone chemical species that has direct cytotoxic effects on tumor cells. Preclinical studies have shown that OXi4503 has single-agent activity against a range of xenograft tumor models; and synergistic or additive effects when incorporated in various combination regimens with chemotherapy, molecularly-targeted therapies (including tumor-angiogenesis inhibitors), and radiation therapy. OXi4503 has been evaluated as a monotherapy in a Phase 1 dose-escalation trial in patients with advanced solid tumors and in patients with cancers involving the liver.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement or outcomes of our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

CONTACT: OXiGENE, Inc.
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